UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 14, 2009 (April 8, 2009)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 8, 2009, Surge Global Energy, Inc. (“Surge”) finalized the settlement of its legal dispute with its former Chief Executive Officer and former Chairman of the Board, David Perez, effective as of March 31, 2009.

History:

On June 23, 2008, Mr. Perez filed a complaint against the Company in Superior Court of San Diego, California, alleging Breach of Contract and seeking Declaratory Relief. Mr. Perez' claims were for breach of an Indemnity Agreement and breach of the Company's bylaws with respect to advancement and reimbursement of past, present and future legal fees and expenses incurred by Mr. Perez.

On August 1, 2008, the Company filed counterclaims seeking monetary damages against Mr. Perez and Daniel Schreiber, a former Director, and Granite Financial Group, a company owned by Mr. Schreiber, alleging (i) breach of fiduciary duty, (ii) breach by Mr. Perez of his employment agreement, (iii) fraudulent and intentional misconduct in conscious disregard of the Company's rights, (iv) conspiracy with other parties to wrongfully obtain the Company's assets for themselves and each of them, and (v) seeking injunctive relief with respect to certain securities held by Mr. Perez.

Current Settlement:

The financial terms of the settlement are that the Company will issue a promissory note for $225,000 to Mr. Perez for payment of legal fees, payable in 14 equal installments and one final payment of $6,100. The note will bear interest at 5% per annum. In return, the Company will receive 252,361 Andora shares in Mr. Perez’s possession, which Surge has pledged as security for the note.

Surge had previously accrued $435,000 in legal fees in conjunction with this matter. The combination of the return to Surge of the Andora shares and the settlement of previously accrued expenses will result in a net gain of approximately $497,000 plus the elimination of all further legal expenses or liability in this matter. This gain for financial statement purposes will be recognized in the March, 2009 quarter.

Surge will continue to prosecute its claims against Granite Financial and Mr. Schreiber.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: April 14, 2009	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer